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Exhibit 99.2

Tuesday November 16, 3:30 pm Eastern Time

S&P affirms Federal Realty Inv Trust rtgs

(Press release provided by Standard & Poor's)
NEW YORK, Nov 16 - Standard & Poor's today affirmed its ratings on Federal Realty Investment Trust (see list).

The ratings were removed from CreditWatch, where they were placed on Sept. 7, 1999. The outlook is now stable.

The ratings were placed on CreditWatch following the announcement that it would spin off its street retail subsidiary to shareholders. At that time, management was also in negotiations to sell the company's community shopping center portfolio through a merger. There are no current plans to pursue the portfolio sale or the spin-off of its street retail assets.

The ratings and outlook acknowledge this seasoned retail REIT's quality property portfolio and consistent financial performance, whose strengths are tempered by its need to tap additional equity sources and sell assets to fund its development pipeline.

Founded in 1962, Bethesda, Md.-based Federal Realty is one of the oldest REITs in the industry. The company's business has traditionally been the ownership, management, and redevelopment of community and neighborhood shopping centers that are anchored by necessity-oriented tenants, such as supermarkets. However, six years ago that strategy was expanded to include retail properties in downtown areas of affluent communities.

Currently, the portfolio consists of 122 retail properties generally located in densely populated areas and, in many cases, in areas with relatively high barriers to entry. The assets are well occupied (95% average) by a diverse tenant base, and continue to post good rental rate increases and solid same-store net operating income growth.

The level of planned development, which appears to be more significant than in the past, consists mainly of four mixed-use projects to be developed in phases. While the total development costs for 2000 could approach a substantial US$150 million, the company may sell off a portion of the nonretail components of select projects or seek joint venture partners to reduce its overall exposure.

The company's financial position has been consistently moderate over the past few years. Leverage levels have been around 60% on a book-value basis, and, when
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adjusted for unrealized real estate values, closer to the 45% area. Coverage levels for debt service, at about 2.2 times (x), and fixed charge, at about 2.0x, continue to be a bit low for the rating category but are supported by the stability of the cash flow stream provided by the company's stabilized retail properties.

While there is some exposure to near-term debt maturities, given the US$100 million senior unsecured notes due 2000, management is close to finalizing terms for an unsecured financing and plans to use the proceeds to both repay the maturing notes and reduce the bank line outstanding (US$205 million outstanding under a US$300 million unsecured line due 2002).

OUTLOOK: STABLE
Federal Realty has a large portfolio of quality, unencumbered properties, which adds to its financial flexibility. Given management's strong track record and the quality of the projects planned and under development, Standard & Poor's anticipates that the company will be successful in recycling capital through select asset dispositions and tapping additional equity sources (likely through the joint venture structure) to reduce its overall development exposure.

RATINGS AFFIRMED AND REMOVED FROM CREDITWATCH Issue Rating Federal Realty Investment Trust Corporate credit rating BBB+
  US$335 million senior unsecured notes
       due 2000-2027                              BBB+
  US$75 million 5.25% convertible
       subordinate debentures due 2023            BBB
  US$100 million cumulative redeemable
       preferred stock series A                   BBB